EXHIBIT 10.9

EMPLOYMENT AGREEMENT

This Agreement is made September 25, 2003, shall become effective Oct 6, 2003, and is entered into by and between i2 Telecom International, Inc., a Delaware corporation and its wholly-owned subsidiaries (the “Employer” or “i2 Telecom”), and Jerry Lumpkin, whose address is 19175 BRETON, PC MONUMENT, CD 80132 (the “Employee”).

WITNESSETH:

WHEREAS, Employer intends to engage in the telecommunications technology and related businesses including but not limited to internet telecommunication services, hardware and software development and sales, and information technology (the “Telecommunications Technologies”); and to conduct research, experimentation, development, and exploitation of these related technologies and to engage in other businesses; and

WHEREAS, Employer desires to employ Employee as Sr. Vice President - Sales of the Americas of i2 Telecom International, Inc. and of all other subsidiaries in formation (the “Employer”) of Employer, and Employee desires to be employed by Employer in such capacities pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Employer hereby employs Employee as Sr. Vice President - Sales of the Americas of i2 Telecom International, Inc. and all other subsidiaries in formation of Employer, reporting to the President. Subject at all times to the direction of the Officers and Board of Directors of Employer, Employee shall serve in these capacities to be in charge of the overall operations of i2 Telecom International, Inc. and subsidiaries including the performance of such other general services and duties as the Board of Directors shall determine. Employee shall serve in such other positions and offices of the Employer and its affiliates, if selected, without any additional compensation.

Employee shall interrelate with outside sources and stimuli (conference, journals, consultation, etc.) and remain aware and current of the opportunities, both business and technical in nature particular to the field of Telecommunications Technologies.

Employee shall have direct responsibility over all sales of the Americas operations of i2 Telecom International, Inc. and subsidiaries stated in this Section 1.

To confer with the Directors and other Officers of the Corporation on ideas and proposals to further define timely opportunities and gain rationale to propose to the Board of Directors a formal long term as well as immediate plan of both local, national, and international business.

Employee shall participate in the performance of all of the involved research and product/project development stages, manufacturing and to be aware of other affiliates as well as outside entities also involved in supporting the progress of the projects to completion; and furthermore be responsible for their being informed in a timely manner to provide for the most efficient and straight forward coordination of efforts, generally stated, to keep things going.

2.	FULL TIME EMPLOYMENT

Employee hereby accepts employment by Employer upon the terms and conditions contained herein and agrees that during the term of this Agreement, the Employee shall devote substantially all of his business time, attention, and energies to the business of the Employer. Employee, during the term of this Agreement, will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity, provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on his part on the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially at any time more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, (c) preventing Employee from engaging in any activities, if he receives the prior written approval of the Board of Directors of Employer with respect to his engaging in such activities.

3.	RECORDS

In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employer which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

4.	TERM

Employee’s employment hereunder shall be for a one-year term, to commence on the date hereof and end one year from date. Additionally, the Employer shall have the right to renew this Agreement for two (2) additional one-year terms by giving notice to Employee sixty (60) days prior to the end of the preceding term. Each one-year term shall be deemed a Contract Year.

5.	COMPENSATION

(a) As full compensation (“Base Salary”) for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Employer, during the term hereof, shall pay Employee a base - salary at the rate of Eighty Thousand Dollars ($80,000.00) U.S. per annum, payable semimonthly, to be raised to One Hundred Eighty Thousand Dollars ($180,000.00) U.S. per annum if and at such time as the Employer obtains Ten Million Dollars ($10,000,000.00) of new money equity funding. A four percent (4%) commission rate will apply on revenue generated by channels or customers under Employee’s Area of Responsibility. The revenue will be computed as gross revenues minus returns. Employee’s Area of Responsibility will be VARS, VADS, and all channels of distribution in the Americas. If this Agreement is renewed for a second or third year term, base salary shall be increased: a) a minimum of ten percent (10%) per year (the “Minimum Increase”), or (b) as the Board of Directors shall determine if in excess to the Minimum Increase, payable semi-monthly beginning September 25, 2004.

Additionally, Directors may consider other meritorious adjustments in compensation or a bonus under appropriate circumstance including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation.

(ii) Performance Bonus. In the event the Employer’s proposed Performance Plan (the “Plan”) is adopted by the Board of Directors, Employee shall receive a performance bonus percentage of sales generated from the Employer (“additional compensation”) as shall be determined by the Board of Directors, the President, and the Chief Operating Officer of i2 Telecom International, Inc.

(iii) Founders’ Options. Employee shall be granted the option to purchase Twenty-five Thousand (25,000) shares of the Employer’s stock at $0.01 per share. Upon execution of this Agreement, subject to the vesting requirements, the Employee shall vest in one-half of such shares upon completing six (6) months’ service under this Agreement, and the remaining one-half shall vest if and upon the Employer attaining cumulative sales revenues of Ten Million Dollars ($10,000,000.00) from the date of this Agreement.

(iv) Principals’ Options. Employee shall be eligible to earn options to purchase the Employer’s Common Stock, pursuant to such ISO Plan, as determined by the Employer’s Board of Directors from time to time. Upon execution of this Agreement and upon the approval of the ISO Plan by the Board of Directors, Employee shall be granted 130,000 options to purchase shares of Common Stock of the Employer exercisable at $3.00 per share. The options shall vest under the following criteria (the “Performance Criteria”). The criteria are as follows:

1/36 of the 130,000 options shall vest each month over a period of three (3) years

In the event this Agreement is not renewed for a second or third year pursuant to Section 4 above, such vesting shall cease upon the expiration of the existing term.

In the event of a “Change of Control” of the Employer, Employee will receive accelerated vesting equal to seventy-five percent (75%) of any unvested and granted options. A Change of Control, for this purpose, would include (a) a merger or consolidation in which the voting securities of the Employer prior to the transaction did not continue to represent at least fifty percent (50%) of the voting securities of the Employer or the survivor after the transaction, or (b) the liquidation or sale of substantially all of the assets of the Employer.

In the event the Employee is terminated by Employer, as opposed to this Agreement not being renewed, within twelve (12) months following a Change of Control as defined herein, then the Employee shall be entitled to an additional number of options equal to 30% of the Employee’s total ISO Plan position at the time of the Trigger event. Such additional shares shall be priced at the then prevailing value of the Common Stock vested as determined by the Employer’s Board of Directors.

(b) Employer shall reimburse Employee for the expenses incurred by Employee in connection with his duties hereunder, including travel on businesses, attending technical and business meetings, professional activities and entertainment, such reimbursement to be made in accordance with regular Employer policy and upon presentation by Employee of the details of, and originals of vouchers for, such expenses.

6.	TERMINATION

(a) Termination by the Employer With Cause. The Employer shall have the right at any time to terminate the Employee’s employment hereunder upon the occurrence of any of the following (any such termination being referred to as a termination for “Cause”):

(i) the commission by the Employee of any proven embezzlement of a material amount of funds or other proven deliberate and premeditated act of dishonesty against the financial or business interests of the Employer which adversely affects the Employer;

(ii) the conviction by the Employee of or the pleading by the Employee of nolo contendere to, a felony;

(iii) the willful failure or refusal of the Employee to materially perform the duties specified in and pursuant to Section 1 hereof or to follow the lawful directives of the Board of Directors (provided that the lawfulness of such directives is confirmed by general counsel to the Employer), which failure or refusal is not cured within 15 days subsequent to notice from the Employer to the Employee specifying the nature of such failure or refusal; or

(iv) the breach by the Employee of any material terms of this Agreement, which beach is not cured within 30 days subsequent to notice from the Employer to the Employee specifying such breach.

(b) Termination Upon Death or Disability. The Employee’s employment hereunder shall automatically terminate upon the Employee’s death or upon his inability to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least six consecutive months, as determined by a qualified physician selected by the Employee from a list of five physicians selected by the Employer.

(c) Termination by the Employer Without Cause. The Employer shall have the right to terminate the Employee’s employment at any time for any reason without Cause.

(d) Resignation by Employee. The Employee shall have the right to resign his employment with the Employer, in good standing, provided a 30 day notice is given, at any time for any reason.

(e) Effect of Termination of Employment.

(i) With Cause; Resignation; Death or Disability. If the Employee’s employment is terminated with Cause pursuant to Section 6(a), if the Employee’s employment is terminated by the death or disability of the Employee pursuant to Section 6(b), or if the Employee elects to terminate his employment, the Employee’s salary and other benefits specified in Sections 5 and 7 shall cease at the time of such termination; provided, however, that the Employee shall be paid for all accrued and unused vacation and be entitled to continue to participate in the Employer’s medical benefit plans to the extent required by law. Further, in the event the Employee’s employment is terminated by the death or disability of the Employee pursuant to Section 6(b), the Employee will be entitled to be paid a prorata amount of additional compensation, if any, pursuant to Section 5(a)(ii), which would have been earned by the Employee based upon the earnings of the Employer as of the end of the quarter during which the Employee’s death or termination by disability occurred.

(ii) Without Cause by the Employer. If the Employee’s employment is terminated by the Employer without Cause pursuant to Section 6(c), the Employee’s salary and other benefits specified in Sections 5 and 7 shall cease at the time of such termination, provided, however, that the Employee shall be entitled to be paid for all accrued unused vacation and continue to participate in the Employer’s medical benefit plan to the extent required by law. In the event that Employee’s employment with Employer is involuntarily terminated during any term hereof other than for Cause, and if Employee provides the Employer with a signed general release of all claims, in form reasonably acceptable to Employer’s legal counsel, Employee shall be entitled to the following severance payments: (i) continuation of base salary for a period of three (3) months after the termination date, less standard deductions and withholdings, and (ii) payment for three (3) months of health insurance continuation payments should Employee choose to continue Employer’s health insurance under the COBRA laws; however, this obligation shall cease immediately if Employee receives coverage under another health insurance plan. Employee understands and agrees that they shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination. In addition, all severance benefits set forth herein will terminate immediately if Employee: (i) accepts any full-time employment to provide consulting services with any business entity that is deemed a competitor with Employer during the one-year period following termination; or (ii) Employee, either directly or through others, solicits or attempts to solicit any employee, consultant or independent contractor of the Employer to terminate his or her relationship with the Employer in order to become an employee, consultant or independent contractor to or for any other person or business entity at any time during the one-year period following termination.

An involuntary termination, for this purpose, would include (a) termination by the Employer of Employee’s employment with the Employer other than for “Cause” (as defined herein), or (b) a significant reduction in Employee’s title, job description, or scope of control.

7.	FRINGE BENEFITS

(a) During the term of this Agreement, Employer shall provide at its sole expense to Employee, hospitalization, major medical, life insurance and other fringe benefits on the same terms and conditions as it shall afford other senior management employees. Nothing herein shall require Employer to obtain or maintain such coverage.

(b) During the term of this Agreement, Employer shall provide paid vacation to Employee which accrues from the date of execution of this Agreement. The annual paid vacation earned for each twelve month period is three (3) weeks per annum.

8.	SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer’s affiliates.

9.	INVENTORIES: SHOP RIGHTS

All systems, inventions, discoveries, apparatus, techniques, methods know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitutes an improvement, on those heretofore, now or at any during Employee’s employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Employer, or any services to be performed by Employer or of any product which shall or could reasonable be manufactured or developed or marketed in the reasonable expansion of Employer’s business, shall be and continue to remain Employer’s exclusive property, without any added compensation or any reimbursement for expenses to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

Employee will also execute any instruments requested from time to time by Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer do such acts and execute such instrument as Employer may require but at Employer’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any reimbursement for expenses (except as provided in Section 5 or otherwise and without any additional compensation of any kind of Employee.

10.	NON-DISCLOSURE

(a) Employee acknowledges that the services to be rendered by him or her to Employer are peculiar, special, unique and extraordinary, and that he may during the term of his employment obtain confidential information of Employer’s method of doing business, secrets, customers, suppliers, formulae, and processes, the use or revelation of which by Employee during Employee’s employment or after the termination of the employment hereunder, might, would or could injure or cause injury to Employer’s business. Accordingly, Employee agrees to forever keep secret and inviolate any knowledge or information as to any of Employer’s secret articles, devices, formulae, processes, invention, customers, suppliers, or discoveries and will not utilize the same for his private benefit or indirectly for the benefit of others and will never disclose such secret knowledge or information to anyone else. The foregoing shall not be applicable to any information which now is or hereafter shall be in the public domain in the context in which used provided the Employee does not release such information without Employer’s authorization.

(b) In addition, Employee agrees that all information received from principals and agents of Employer will be held in total confidence for a period of two (2) years following termination of employment.

11.	NON-COMPETITION

(a) The Employee agrees that during the Employment Term and any Subsequent Employment Term and during the Non-Competition Period (defined below) he will not in any capacity, either separately, jointly, or in association with others, directly or indirectly, as an officer, director, consultant, agent, employee, owner, partner, stockholder or otherwise, engage or have a financial interest in any business which competes with the Employer in the United

States (excepting only the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market). The “Non-Competition Period” shall mean the period ending one year after either (a)the termination of his employment hereunder by the Employer, provided that the Employer continues to comply with its obligations under Section 6 hereof during such one year period, or (b)the termination of his employment hereunder by virtue of the Employee’s resignation, unless such resignation is for Good Reason (as defined below). The Employee further agrees that during the Non-Competition Period, except in connection with the performance of services hereunder, he will not in any capacity, either separately, jointly or in association with others, directly or indirection, solicit or contact with regard to a business competitor of the Employer any of the Employer’s employees, consultants, agents or suppliers, customers or prospects, as shown by the Employer’s records, that were employees, consultants, agents, suppliers, customers or prospects of the Employer at any time during the year immediately preceding the termination of employment hereunder. For purposes of this Agreement, “Good Reason” shall mean the resignation of the Employee due to (a)a material change in the Employee’s duties and responsibilities which interfere with his ability to manage the affairs of the Employer, (b)a material modification of the Employee’s duties hereunder such that such duties are not consistent with the duties of a Senior Vice President of Sales of a company of similar size and in a similar business as the Employer, or (c)a Change of Control arising out of any merger or consolidation of the Employer with any other person in which the Employer is not the surviving Employer or any sale of all or substantially all of the assets of the Employer to any other person.

If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law. The Employee expressly agrees that breach of the foregoing would result in irreparable injuries to the Employer, that the remedy at law for any such breach will be inadequate and that upon breach of this provision, the Employer, in addition to all other available remedies, shall be entitled as a matter of right to seek injunctive relief in any court of competent jurisdiction.

(b) For a period of one (1) year from and after termination of the employment period by either party (for any reason), Employee shall not directly or indirectly solicit the services of any person who, during the 180-day period immediately preceding termination of the employment period, is or was an employee of the Employer.

12.	NOTICES

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or sent by registered or certified-mail, return receipt requested, postage prepaid, or by overnight mail or courier, or delivery service or by telecopy and confirmed by telecopy answer back, addressed as follows:

(i)	If to the Employer to:

i2 Telecom International, Inc.

301 Yamato Road112

Boca Raton, FL 33436

Fax: (561)994-5381

With a copy to:

Jay W. Freedman

Foley & Ardner

3000 K Street NW, Suite 500

Washington, DC 20007

Fax: (202) 672-5399

(ii)	If to the Employee to:

Jerry Lumpkin

______________________________

______________________________

Fax: __________________

or at such other address as may be substituted by notice given as herein provided. The furnishing of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on (A) the date on which personally delivered, with receipt acknowledged, (B) the date on which telecopied and confirmed by telecopy answer back, or (C) the next business day if delivered by overnight or express mail, courier or delivery service, as the case may be. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

13.	PRIOR AGREEMENTS

Employee represents that Employee is not now under any written agreement, nor has he previously, at any time entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent Employee from giving freely and Employer receiving the exclusive benefit of his services.

14.	MISCELLANEOUS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

All prior agreements with respect to the subject matter hereof between the parties are hereby cancelled. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or conditions of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

This Agreement shall be construed and governed by the laws of the State of Florida.

IN WITNESS WHEREOF the parties have set their hands and seals this 6 day of OCTOBER, 2003.

On Behalf of Employer:

I2 TELECOM INTERNATIONAL, INC.

By:	/s/ PAUL R. ARENA

PAUL R. ARENA, Chief Executive Officer

/s/ JERRY LUMPKIN

JERRY LUMPKIN, Employee